                                                                     EXHIBIT 2.3


                        RELEASE AND SETTLEMENT AGREEMENT

         THIS RELEASE AND SETTLEMENT AGREEMENT (the "Agreement") is made and entered into this 25th day of February, 1998 by and among MedPartners, Inc., a Delaware corporation ("MedPartners"), ASG Merger Corporation, a Delaware corporation and a wholly owned subsidiary of MedPartners (the "Subsidiary"), EMSA Correctional Care, Inc., a Delaware corporation and an indirect wholly owned subsidiary of MedPartners ("EMSA"), and America Service Group Inc., a Delaware corporation ("ASG").

                                   WITNESSETH:

         WHEREAS, MedPartners, the Subsidiary and ASG entered into that certain Plan and Agreement of Merger, dated October 1, 1997 (the "Merger Agreement"), as amended by the Amendment to Plan and Agreement of Merger, dated December 29, 1997 (the "First Amendment"), and the Consent and Agreement, dated January 19, 1998 (the "Second Amendment") (collectively, the "Amended Merger Agreement");

         WHEREAS, in connection with the negotiations surrounding the Merger Agreement, MedPartners and ASG entered in that certain Confidentiality Agreement, dated July 28, 1997;

         WHEREAS, in the absence of this Agreement, ASG will file a lawsuit against MedPartners and Subsidiary seeking actual, consequential and punitive damages for the breach of certain of their representations, warranties, covenants and agreements contained in the Amended Merger Agreement, and various tort law claims, among other causes of action (the "Action");

         WHEREAS, the Parties hereto wish to terminate the Amended Merger Agreement and release their respective rights, claims, obligations and liabilities thereunder;

         WHEREAS, in partial consideration of the payment by MedPartners to ASG, ASG will assign all of its rights to EMSA and EMSA will assume all of ASG's obligations and liabilities under each of the Joint Venture Agreements between Prison Health Services, Inc. and EMSA related to the provision of services to
(i) Augusta-Richmond County, Georgia (3 facilities), (ii) Central Region New York (Specialty Care Program), (iii) Ector County Detention Center, Texas, (iv) Floyd County Indigent Care, Georgia, (v) Franklin County, Ohio, (vi) Hampton Roads Regional Jail (Portsmith), Virginia, (vii) Marion County Jail, Florida,
(viii) State of New Mexico, and (ix) Trumball Correctional Institution, Ohio (the "Joint Venture Agreements"); and

         WHEREAS, in consideration of the covenants and consideration herein set forth, MedPartners will assume all of ASG's obligations and liabilities under the leases of the office space comprising ASG's Atlanta, Georgia, and Newark, Delaware, regional offices and ASG will assign to MedPartners all of its right, title and interest in and to any amounts received with respect to any sublease or assignment of the Leases.

         WHEREAS, the Parties are entering into a Non-Compete, Non-Solicitation and Standstill Agreement (the "Non-Compete Agreement") in connection with the settlement effected pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the covenants and consideration herein set forth, and the payment described herein, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

                  As used in this Agreement, the following terms have the meanings specified below:

                  (a) "ASG" shall mean ASG and its predecessors, successors, subsidiaries, affiliates, parents, divisions, partners, assigns, insurers, agents, representatives, and present or former directors, officers, and employees.

                  (b) "Leases" shall mean, collectively, the Lease, dated September 19, 1996, between Piedmont Center, 1-4 LLC, a Delaware limited liability company, and ASG, as amended, and the Agreement of Lease, dated as of February 1, 1997, between American Trading Real Estate Properties, Inc., a Maryland corporation, and Prison Health Services, Inc., a Delaware corporation.

                  (c) "MedPartners" shall mean MedPartners, Inc. and its predecessors, successors, subsidiaries, affiliates, parents, divisions, partners, assigns, insurers, agents, representatives, and present or former directors, officers, and employees, including Subsidiary and EMSA.

                  (d)      "Parties" means MedPartners and ASG, collectively.

                  (e) "Non-Compete Agreement" means the Non-Compete, Non-Solicitation and Standstill Agreement attached hereto as Exhibit A.

                  (f) "Released Claims" means all known and unknown claims, counterclaims, demands, rights, liabilities, obligations, and causes of action, of every nature and description whatsoever (in equity and at law), including without limitation any of the foregoing that (i) might have been asserted by ASG or MedPartners in the Action; (ii) arise out of or relate to (A) the Amended Merger Agreement or (B) any of the facts that could have been alleged in the Action; (iii) arise out of or relate to the Joint Venture Agreements, including, without limitation, Section 2.08 thereof; or (iv) arise out of or relate to ASG's employment of Mr. Gerald F. Boyle. Notwithstanding the foregoing, Released Claims shall not include any known or unknown claims, counterclaims, demands, rights, liabilities, obligations, and causes of action, of every nature and description whatsoever (in equity and at law) arising under or related to the Confidentiality Agreement or the Non-Compete Agreement.

                                   ARTICLE 2.
                                 THE SETTLEMENT

                  2.1 Upon execution of this Agreement, MedPartners will pay ASG the amounts set forth in Schedule 1 to this Agreement at the times set forth therein, which payments, together with the performance by MedPartners of its obligations set forth in Sections 2.5 and 2.6 shall be in full satisfaction of the Released Claims and as consideration for ASG's interest in the Joint Venture Agreements.

                  2.2 In consideration of the mutual covenants herein, and upon execution of this Agreement, MedPartners hereby fully, finally, and forever releases, relinquishes, and discharges all Released Claims against ASG. In connection with such release, MedPartners and EMSA agree that they, their affiliates, officers or directors will not arrange for, cooperate with, consent to, encourage, support, supply information to, or solicit any individual, entity or group (including stockholders of ASG) in the pursuit or prosecution of any Released Claim against

ASG, its officers or directors, unless in the written opinion of counsel to MedPartners such action is necessary for MedPartner's Board of Directors to fulfill its fiduciary duty or is otherwise required by law. In the event any individual, entity or group (including stockholders of MedPartners) shall elect to pursue a derivative suit (or any similar such action) involving any Released Claim, MedPartners shall file a motion with the appropriate court for dismissal of the suit and shall fully cooperate with ASG in the defense of any such suit unless in the written opinion of counsel to MedPartners such action is inconsistent with Fed.R.Civ.P. 11, similar state law provisions, or the fiduciary duties of MedPartner's Board of Directors, or any committee thereof. ASG shall reimburse MedPartners for any and all reasonable expenses incurred by MedPartners in connection with filing such motion or cooperating with ASG in such defense. Notwithstanding the foregoing, in the event MedPartners is a named defendant in any such action, it shall assume and be responsible for any attorney's fees, costs and expenses associated with its defense, except as set forth in the preceding sentence.

                  2.3 In consideration of the mutual covenants herein, and upon execution of this Agreement, the Joint Venture Agreements are hereby amended to delete the entirety of Section 2.08, Article V and Section 10.02 of each Joint Venture Agreement.

                  2.4 EMSA hereby assumes from ASG and ASG hereby assigns to EMSA the Joint Venture Agreements and all of ASG's rights and obligations thereunder.

                  2.5 MedPartners hereby assumes all of ASG's obligations pursuant to the Leases, effective as of February 1, 1998. ASG hereby assigns to MedPartners all of its right, title and interest in and to any and all amounts paid by any sublessee or assignee of the Leases or either of them and hereby agrees to co-operate with MedPartners in its efforts to sublease or assign the Leases. MedPartners agrees to pay to ASG on the date of the execution hereof the sum of $4,339.50, representing the amount of the security deposit paid by ASG with respect to the Leases. ASG agrees that MedPartners shall be entitled to receive, and agrees to pay to MedPartners, the amount of any refund of such security deposit received by ASG.

                  2.6 MedPartners shall maintain at its own expense, the same employee benefits program presently in effect for all employees of ASG, which employee benefits program is more particularly described on Schedule 2 hereto, for the period from January 1, 1998, through December 31, 1998. MedPartners shall provide such benefits in a manner that will not require "reenrollment" by ASG's employees.

                  2.7 MedPartners and EMSA jointly and severally agree to indemnify and hold harmless ASG from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, cost of investigation and reasonable attorneys' fees and expenses) arising out of or relating to the Joint Venture Agreements.

                  2.8 In consideration of the mutual covenants herein, and upon execution of this Agreement, ASG hereby fully, finally, and forever releases, relinquishes, and discharges all Released Claims against MedPartners. In connection with such release, ASG agrees that it, its affiliates, officers or directors will not arrange for, cooperate with, consent to, encourage, support, supply information to, or solicit any individual, entity or group (including stockholders of ASG) in the pursuit or prosecution of any Released Claim against MedPartners, its officers or directors, unless in the written opinion of counsel to ASG such action is necessary for ASG's

Board of Directors to fulfill its fiduciary duty or is otherwise required by law. In the event any individual, entity or group (including stockholders of ASG) shall elect to pursue a derivative suit (or any similar such action) involving any Released Claim, ASG shall file a motion with the appropriate court for dismissal of the suit and shall fully cooperate with MedPartners in the defense of any such suit unless in the written opinion of counsel to ASG such action is inconsistent with Fed.R.Civ.P. 11, similar state law provisions, or the fiduciary duties of ASG's Board of Directors, or any committee thereof. MedPartners shall reimburse ASG for any and all reasonable expenses incurred by ASG in connection with filing such motion or cooperating with MedPartners in such defense. Notwithstanding the foregoing, in the event ASG is a named defendant in any such action, it shall assume and be responsible for any attorney's fees, costs and expenses associated with its defense, except as set forth in the preceding sentence.

                  2.9 The Parties agree to mutually terminate the Amended Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement.

                  2.10 Pursuant to Paragraph 1 of the Confidentiality Agreement dated July 28, 1997, by and between ASG and MedPartners, ASG and MedPartners and their respective affiliates shall promptly destroy all "Confidential Information" (as defined in the Confidentiality Agreement) furnished by either of them to the other.

                                   ARTICLE 3.
                                      OTHER

                  3.1 In entering into this Agreement, the undersigned represent that they have read all the terms hereof, have discussed the terms with counsel and that such terms are fully understood and voluntarily accepted.

                  3.2 This Agreement shall be in all respects interpreted, enforced, and governed by and under the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

                  3.3 Each party to this Agreement acknowledges that this Agreement supersedes all prior agreements, discussions, or representations, whether oral or written, with respect to the subject matter hereof, with the exception of the Confidentiality Agreement and the Non-Compete Agreement. This Agreement specifically supersedes the Amended Merger Agreement and the Joint Venture Agreements. The Parties further acknowledge that this Agreement cannot be varied or amended except by writing signed by the Parties hereto.

                  3.4 Each party represents and warrants that the person executing this Agreement in its behalf is duly authorized and fully competent to execute this Agreement in its behalf.

                  3.5 All payments required to be made pursuant to this Agreement shall be made on the due date by wire transfer of immediately available funds to the account of ASG specified on Schedule 1 hereto. Any payment that is required to be made on a due date that is not a day on which commercial banks are open for business in either Birmingham, Alabama, or Nashville, Tennessee, shall be made on the next day on which such banks in both such cities are open for business, without interest. Subject to the preceding sentence, any payment due pursuant to this Agreement that is not paid on the due date shall bear interest at an interest rate per annum equal to the "prime rate" from time to time announced by SunTrust Bank, Atlanta, Georgia, plus 2%. If ASG shall be required to collect any amount due to it pursuant to this Settlement Agreement by law or through an attorney at law, MedPartners shall pay all reasonable costs of collection incurred by ASG, including, without limitation, reasonable attorney's fees, to the extent actually incurred.

                  3.6 This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and it shall be deemed to have been prepared jointly by both Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto.

                                       CONSENTED AND AGREED:

                                       MEDPARTNERS, INC.

                                       By: /s/ Tracy P. Thrasher
                                          --------------------------------------
                                          Name:    Tracy P. Thrasher
                                          Title:   Secretary

                                       ASG MERGER CORPORATION

                                       By: /s/ Tracy P. Thrasher
                                          --------------------------------------
                                          Name:    Tracy P. Thrasher
                                          Title:   Secretary

                                       EMSA CORRECTIONAL CARE, INC.

                                       By: /s/ Tracy P. Thrasher
                                          --------------------------------------
                                          Name:    Tracy P. Thrasher
                                          Title:   Secretary

                                AMERICA SERVICE GROUP INC.

                                By: /s/ Scott L. Mercy
                                   ---------------------------------------------
                                   Name:  Scott L. Mercy
                                   Title: President and Chief Executive Officer

                       SCHEDULE 1 TO SETTLEMENT AGREEMENT


PAYMENT AMOUNT:                                          DUE DATE:
---------------                                          ---------
On execution                                           $1,694,660.50
On April 1, 1998                                        $605,333.33
On July 1, 1998                                         $605,333.33
On September 1, 1998                                    $605,333.33

WIRE TRANSFER INSTRUCTIONS:

All amounts due to ASG pursuant to the Settlement Agreement shall be remitted to such account as shall be specified by ASG to MedPartners in writing.

                       SCHEDULE 2 TO SETTLEMENT AGREEMENT
                       ----------------------------------

                             Employee Benefit Plans

Medical Plans*
Caremark Prescription Drug Program*
Dental Plans*
Life Insurance
Spouse Life Insurance
Child Life Insurance
Business Travel Insurance
Accidental Death & Dismemberment
Supplemental Life Insurance
Short Term Disability
Long Term Disability
Healthcare Reimbursement Account
Dependant Care Voucher

*Includes coverage for employee, spouse and dependants. In addition, MedPartners must pay each employee $600 annually if they have other medical coverage and elect no coverage through the MedPartners' Plans listed above.

                                                                       EXHIBIT A


             NON-COMPETE, NON-SOLICITATION AND STANDSTILL AGREEMENT


         NON-COMPETE, NON-SOLICITATION AND STANDSTILL AGREEMENT ("NON-COMPETE"), made and entered into as of the 25th day of February, 1998, by and among MEDPARTNERS, INC., a Delaware corporation ("MedPartners"), ASG MERGER CORPORATION, a Delaware corporation (the "Subsidiary"), INPHYNET GOVERNMENTAL SERVICES, INC., a Florida corporation and an indirect wholly owned subsidiary of MedPartners ("InPhyNet"), EMSA CORRECTIONAL CARE, INC., a Florida corporation and a direct wholly owned subsidiary of InPhyNet ("EMSA") (MedPartners, Subsidiary, InPhyNet and EMSA being sometimes collectively referred to herein as "MedPartners Entities" or individually as, a "MedPartners Entity") and AMERICA SERVICE GROUP INC., a Delaware corporation ("ASG").

                              W I T N E S S E T H:

         WHEREAS, MedPartners, the Subsidiary and ASG entered into that certain Plan and Agreement of Merger, dated October 1, 1997 (the "Merger Agreement"), as amended by the Amendment to Plan and Agreement of Merger, dated December 29, 1997 (the "First Amendment"), and the Consent and Agreement, dated January 19, 1998 (the "Second Amendment") (collectively, the "Amended Merger Agreement");

         WHEREAS, in connection with the negotiations surrounding the Merger Agreement, MedPartners and ASG entered in that certain Confidentiality Agreement, dated July 28, 1997 (the Confidentiality Agreement");

         WHEREAS, MedPartners, the Subsidiary and ASG have entered into a Settlement and Release Agreement, dated the date hereof (the "Settlement Agreement"), pursuant to which MedPartners paid and agreed to pay ASG certain amounts specified therein and to perform certain other undertakings for the benefit of ASG, and MedPartners, the Subsidiary and ASG agreed to release each other from any and all Released Claims (as defined in the Settlement Agreement) and the Merger Agreement was terminated;

         WHEREAS, each of the MedPartners Entities acknowledge that while conducting due diligence in connection with the Merger Agreement and following the signing of the Merger Agreement they came into possession of information concerning ASG that would give them a competitive advantage over ASG when competing for business against ASG;

         WHEREAS, ASG acknowledges that while conducting due diligence in connection with the Amended Merger Agreement and following the signing of the Amended Merger Agreement, it came into possession of information concerning the MedPartners' Entities which would give it a competitive advantage over the MedPartners Entities when competing for business against the MedPartners Entities.

         WHEREAS, each of the MedPartners Entities acknowledges that their respective employees (and the employees of their respective subsidiaries and affiliates) have been contacting and meeting with the clients of ASG in preparation for the consummation of the Merger;

                  NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

                  (a) "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person.

                  (b) "Activities" shall mean the provision of capitated contracts and other contractual arrangements, directly or indirectly, with federal, state, county, and local government agencies to provide health care services to adult or juvenile prison or jail inmates or wards (including on-site health care programs, off-site hospitalization and specialty out-patient care, physical and mental health screening, dental screening and care, psychiatric care, OB-GYN screening and care, diagnostic testing, emergency room care and surgery).

                  (c) "Applicable Law" shall mean all applicable provisions of all (a) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority, and (b) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

                  (d) "ASG Client" shall mean those Persons, facilities or contracts, as applicable, listed on Exhibit A.

                  (e) "ASG Voting Securities" shall mean ASG's Common Stock, par value $.01 per share, and any other securities of ASG having the right to Vote.

                  (f) "Associate" shall mean, with respect to any person, (1) any corporation or organization (other than such person or a majority-owned subsidiary of such person) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the person or any of its parents or subsidiaries.

                  (g) "Beneficial Owner" (including, with its correlative meanings, "Beneficially Own" and "Beneficial Ownership"), with respect to any securities, shall mean any Person which:

                           (i)      has, or any of whose Affiliates or
                                    Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or only after the passage of time) such securities pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise;

                           (ii)     has, or any of whose Affiliates or
                                    Associates has, directly or indirectly, the right to vote or dispose of (whether such right is exercisable immediately or only after the passage of time) or "beneficial ownership" of (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof but including all such securities which a Person has the right to acquire beneficial ownership of, whether or not such right is exercisable within the 60-day period specified therein) such securities, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

                           (iii)    has, or any of whose Affiliates or
                                    Associates has, any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof).

                  (h) "Confidential Information" shall mean any data or information of ASG and its subsidiaries and joint ventures, other than Trade Secrets, which is valuable to the operation of the business of ASG and not generally known to competitors.

                  (i) "EMSA Clients" shall mean those Persons, facilities or contracts, as applicable, listed on Exhibit B.

                  (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

                  (k) "Group" shall mean any group within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

                  (l) "Governmental Authority" shall mean any federation, nation, state, sovereign, or government, any federal, supranational, regional, state or local political subdivision, any governmental or administrative body, instrumentality, department or agency or any court, administrative hearing body, arbitration tribunal, commission or other similar dispute resolving panel or body, and any other entity exercising the executive, legislative, judicial, regulatory or administrative functions of a government.

                  (m) "Noncompete Period" shall mean the period beginning on the date hereof and continuing for a period of three (3) years from the date hereof.

                  (n) "Party" shall mean, on the one hand, the MedPartners Entities and, on the other hand, ASG.

                  (o) "Person" shall mean an individual, a partnership, an association, a joint venture, a corporation, a business, a limited liability company, a trust, any entity organized under Applicable Law, an unincorporated organization or any Governmental Authority.

                  (p) "SEC" shall mean the United States Securities and Exchange Commission.

                  (q) "Territory" shall mean the United States of America, such area being where the customers of ASG and the MedPartners Entities are located.

                  (r) "Trade Secrets" shall mean information of ASG and its Affiliates, subsidiaries and joint ventures, on the one hand, or, the MedPartners Entities and their Affiliates, subsidiaries and joint ventures, on the other hand, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes (including ASG's proprietary "Daily Operating Indicators" software), device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. For purposes of this Agreement, the term Trade Secrets shall not include information that the applicable MedPartners Entity or ASG, as the case may be, can show by competent proof becomes generally known to the public after the date hereof through no act or omission of any MedPartners Entity or ASG, as the case may be, or their respective Affiliates and Associates.

                  (s) "Vote" shall mean, as to any entity, the ability to cast a vote at a stockholders' or comparable meeting of such entity with respect to the election of directors or other members of such entity's governing body.

                                   ARTICLE 2.

                         NONCOMPETE AND NO SOLICITATION

         2.1 Trade Secrets. Each Party shall, and shall cause each of its respective Affiliates and Associates to, hold in confidence at all times after the date hereof all Trade Secrets of the other Party, and shall not disclose, publish or make use of Trade Secrets of the other Party at any time after the date hereof without the prior written consent of such Party. Nothing in this Agreement shall diminish the rights of either Party regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law.

         2.2 Confidential Information. Each Party hereby agrees that, prior to the third anniversary of the date hereof, each Party shall, and shall cause each of its respective Affiliates and Associates to, hold in confidence all Confidential Information of the other Party and will not disclose, publish or make use of Confidential Information of the other Party without the prior written consent of such Party.

         2.3      Noncompetition.

                  (a) Each Party hereby acknowledges that the other Party conducts or will conduct Activities throughout the Territory. Each Party acknowledges that to protect adequately the interest of the other Party, it is essential that any noncompete covenant with respect thereto cover all ASG Activities and the entire Territory. Each Party further acknowledges that the covenants set forth in this Agreement are a material condition to the willingness of the other Party to enter into the Settlement Agreement, and that each Party and its respective Affiliates and Associates desires to enter into these covenants in order to obtain the substantial benefits that each Party and its respective Affiliates and Associates will obtain as a result of the Settlement Agreement.

                  (b) Each Party hereby agrees that each such Party shall not, and it shall cause each of its respective Affiliates and Associates not to, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, communicate with, make proposals or bids to or render services (that (i) are being provided by the other Party on the date of this Agreement and (ii) are, at least in part, equivalent to Activities) to any ASG Client or EMSA Client, as the case may be, in the Territory; subject, however, to exceptions set forth in Exhibit C. Any Party to this Agreement may seek the written consent of each other Party to this Agreement to the waiver of the prohibition set forth in this Section 2.3(b) with respect to any ASG Client or EMSA Client, as the case may be, specified in such request, which consent may not be unreasonably withheld.

         2.4 Nonsolicitation. Each Party hereby agrees that it shall not, and it shall cause each of its respective Affiliates and Associates not to, prior to the third anniversary of the date hereof, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on behalf of themselves or on behalf of any other Person, any person who is an employee of the other Party or any of its Affiliates.

         2.5 Future Acquisitions. The Parties agree that nothing set forth in this Agreement shall preclude either Party from acquiring another entity engaged in the Activities or shall require either Party to terminate any contract entered into by or withdraw any bid or response to a request-for-proposals issued by any entity acquired by such Party.

                                   ARTICLE 3.

                              STANDSTILL COVENANTS

         3.1 Standstill Covenants. Each Party agrees that, prior to the third anniversary of the date of this Agreement (the "Standstill Period"), it will not, and it will cause each of its Affiliates and Associates not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chairman of the other party, take any of the actions set forth below:

                  (a) effect, seek, offer, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) or participate in:

                           (i) any acquisition of Beneficial Ownership of the other Party's Voting Securities or other equity interests in the other Party;

                           (ii) any tender or exchange offer, merger, consolidation, share exchange or business combination involving the other Party or any material portion of its business or any purchase of all or any substantial part of the assets of the other Party or any material portion of its business;

                           (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Party or any material portion of its business; or

                           (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Section 14a-1(l)(2)(iv) from the definition of "solicitation") with respect to ASG or any of its Affiliates or any action resulting in such Person becoming a "participant" in any "election contest" (as such terms are used in the proxy rules of the SEC) with respect to a Party or any of its Affiliates;

                  (b) propose any matter for submission to a vote of stockholders of the other Party or any of its Affiliates;

                  (c) form, join or participate in a Group with respect to any of the other Party's Voting Securities;

                  (d) take any other action to seek to affect the control of the management or Board of Directors of the other Party or any of its Affiliates;

                  (e) enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing;

                  (f) disclose to any Person, any intention, plan or arrangement inconsistent with the foregoing or form any such intention which would result in either Party or any of its Affiliates or Associates being required to make any such disclosure in any filing with a Governmental Authority or being required by Applicable Law to make a public announcement with respect thereto; or

                  (g) request the other Party or any of its Affiliates, directors, officers, employees, representatives, advisors or agents, directly or indirectly, to amend or waive in any material respect this Agreement or the Certificate of Incorporation or the Bylaws of the other Party or any of its Affiliates.

                                   ARTICLE 4.

                                  MISCELLANEOUS

         4.1 Representations and Warranties. The Parties represent and warrant to one another that this Agreement has been duly authorized by all corporate action required to be taken on each of their parts, that it has been duly executed by and delivered and that it constitutes the legal, valid and binding obligation of each of them, except as enforcement may be subject to bankruptcy, moratorium and similar laws and except as the availability of equitable remedies may be subject to customary limitations.

         4.2 Severability. If a judicial or arbitral determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against either Party or their respective Affiliates or Associates, the provisions of this Agreement shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to either Party or their respective Affiliates or Associates. In this regard, each MedPartners Entity and ASG hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Agreement and to apply the provisions of this Agreement to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Agreement is determined not to be specifically enforceable, each Party shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the other Party or its respective Affiliates or Associates. The time period during which the prohibitions set forth in this Agreement shall apply with respect to each Party and its respective Affiliates or Associates shall be tolled and suspended for a period equal to the aggregate time during which any such party violates such prohibitions in any respect.

         4.3 Injunctive Relief. Each Party hereby agrees that any remedy at law for any breach of the provisions contained this Agreement shall be inadequate and that the other Party shall be entitled to injunctive relief in addition to any other remedy the other Party might have under this Agreement.

         4.4 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

                  If to any MedPartners Entity:

                      MedPartners, Inc.
                      3000 Galleria Tower, Suite 1000
                      Birmingham, Alabama  35244
                      Facsimile:    (205) 982-7709
                      Attention:    J. Brooke Johnston, Jr., Esq.
                                    Senior Vice President and General Counsel
                  with a copy to:

                           Haskell Slaughter & Young, L.L.C.
                           1200 AmSouth Harbert Plaza
                           1901 Sixth Avenue North
                           Birmingham, Alabama  35203
                           Facsimile:  (205) 324-1133
                           Attention:  Robert E. Lee Garner, Esq.

                  If to ASG:

                           America Service Group Inc.
                           Suite 300
                           105 Westpark Drive
                           Brentwood, Tennessee  37027
                           Attention:    Michael Catalano, Esq.
                                         Executive Vice President and
                                          General Counsel

                  with a copy to:

                           King & Spalding
                           191 Peachtree Street, N.E.
                           Atlanta, Georgia  30303-1763
                           Facsimile:  (404) 572-5100
                           Attention:  Philip A. Theodore, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

         4.5 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

         4.6 Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

         4.7 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Non-Compete Agreement.

         4.8 Entire Agreement. This Non-Compete Agreement, the Settlement Agreement, the Joint Venture Agreements and the Confidentiality Agreement, contain the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

         4.9 Counterparts. This Non-Compete Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

         4.10 Binding Effect. This Non-Compete Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

         4.11 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by ASG, and that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

         IN WITNESS WHEREOF, MedPartners, Subsidiary, InPhyNet, EMSA and ASG have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.

                         MEDPARTNERS, INC.

                         By: /s/ Tracy P. Thrasher
                            ------------------------------------------
                            Name: Tracy P. Thrasher
                            Title:  Secretary

                         ASG MERGER CORPORATION

                         By: /s/ Tracy P. Thrasher
                            ------------------------------------------
                            Name: Tracy P. Thrasher
                            Title:  Secretary

                         INPHYNET GOVERNMENTAL SERVICES,
                         INC.

                         By: /s/ Tracy P. Thrasher
                            -------------------------------------------
                            Name: Tracy P. Thrasher
                            Title:  Secretary

                         EMSA CORRECTIONAL CARE, INC.

                         By: /s/ Tracy P. Thrasher
                            ------------------------------------------
                            Name: Tracy P. Thrasher
                            Title:  Secretary

                         AMERICA SERVICE GROUP INC.

                         By: /s/ Scott L. Mercy
                            -------------------------------------------
                            Name: Scott L. Mercy
                            Title: President and Chief Executive Officer